Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                         Votes for       Votes withheld
Liaquat Ahamed           545,333,593     24,865,496
Ravi Akhoury             545,906,178     24,292,911
Barbara M. Baumann       549,255,821     20,943,268
Jameson A. Baxter        548,878,213     21,320,877
Charles B. Curtis        548,266,326     21,932,764
Robert J. Darretta       548,954,413     21,244,676
Katinka Domotorffy       547,720,210     22,478,879
John A. Hill             548,926,132     21,272,957
Paul L. Joskow           548,318,739     21,880,351
Kenneth R. Leibler       549,128,017     21,071,073
Robert E. Patterson      548,989,554     21,209,535
George Putnam, III       548,805,405     21,393,685
Robert L. Reynolds       549,170,754     21,028,335
W. Thomas Stephens       548,523,544     21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against     Abstentions     Broker non votes
8,196,152     261,617           700,298         0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for     Votes against     Abstentions     Broker non votes
507,595,281   19,452,349        43,151,459      0





All tabulations are rounded to the nearest whole number.